EXHIBIT 16.1


September 3, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated September 3, 2003, of Insignia Systems, Inc. and are in agreement with the statements contained in the second paragraph of Item 4. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              Sincerely,

                              /s/ Ernst & Young LLP